Exhibit 23(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related prospectus of Santander Holdings USA, Inc. (“SHUSA”) and to the incorporation by reference therein of our report dated March 17, 2009, with respect to the Consolidated Financial Statements of Sovereign Bancorp, Inc. for the year ended December 31, 2008, before the effects of the retrospective adjustments to the disclosures for a change in composition of reportable segments described in Note 25 to the consolidated financial statements, included in SHUSA’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Philadelphia, Pennsylvania
March 10, 2011